Exhibit 10.1

Equipment Sale Agreement

THIS EQUIPMENT SALE AGREEMENT, dated as of September 30th, 2021 (this “Agreement”), is entered into between U.S. Well Services, LLC a Delaware limited liability company (“Seller”), and Python Holdings, LLC, a Texas limited liability company (“Buyer,”) and together with Seller, (the “Parties,” and each, a “Party”).

WHEREAS Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Equipment (as hereinafter defined), on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Sale of Equipment and Transfer of Assumed Rights and Obligations. At the Closing (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement, (a) Seller shall sell to Buyer and Buyer shall purchase from Seller the equipment described on Exhibit A attached hereto (the “Equipment”); (b) Seller and Buyer shall enter into a definitive service agreement upon terms and conditions to be agreed upon by the parties in that separate Turbine Service Agreement in Exhibit B attached hereto (the “Service Agreement”); and (c) in consideration of the Equipment, and the Service Agreement, Buyer shall pay to Seller the Price (as hereinafter defined) (the “Sale Transaction”). Seller shall execute and deliver a bill of sale in the form attached hereto as Exhibit C to affect the sale of the Equipment (the “Bill of Sale”)

2.    Closing. The closing of the Sale Transaction (the “Closing”) shall be contingent upon the provisions contained Section 4 and shall be in person, by mail, or by electronic transmission (with originals to be provided reasonably promptly thereafter), on or before October 7th, 2021, at 4:00 PM CST (the “Closing Date”) and be effective as of 11:59 PM on that same day. The price for the Equipment (the “Price”) shall be as set forth on Exhibit E attached hereto. Prior to Closing, the Bill of Sale, and all other transaction documents including the Service Agreement shall be held by Seller until confirmation by Seller and Buyer that all conditions precedent to the Closing have been met. Buyer shall pay the Price on the Closing Date by wire transfer in immediately available US funds using the wire transfer instructions set forth on Exhibit F attached hereto.

3.    Seller and Buyer Representations and Warranties.

(a)    Seller hereby represents and warrants to Buyer that:

(i)    Seller is, duly organized, validly existing, and in good standing under the laws of Delaware and has the power and authority to enter into this Agreement, the Bill of Sale, and to perform the transactions contemplated hereby and thereby.

(ii)    Seller is the sole owner of the Equipment and has good and valid title to the Equipment subject to a mortgage by its lender. Commensurate with closing Seller shall procure necessary lien waivers and provide equipment that is free and clear of all liens, security interests, or other encumbrances.

(iii)    The Equipment subject to this Agreement and the Service Agreement on the Closing Date is as described on Exhibit A attached hereto.

(iv)    Seller further represents that immediately prior to and immediately following the consummation of the transactions contemplated by this Agreement, Seller and its subsidiaries are Solvent. For the purposes of the foregoing, “Solvent” means, with respect to Seller as of the date of sale (a) the present fair market value of the assets of such person or entity is not less than the amount that will be required to pay the probable liability of such person or entity on its debts as they become absolute and matured, (b) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s or entity’s ability to pay such debts and liabilities as they mature, and (c) Seller is not in the process of filing a bankruptcy proceeding, nor is seller contemplating a bankruptcy proceeding at this time.

(b)    Buyer hereby represents and warrants to Seller that:

(i)    Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of Texas and has the power and authority to enter into this Agreement and to perform the transactions contemplated hereby and thereby.

(ii)    Buyer has to Buyer’s satisfaction reviewed the Service Agreement, inspected the Equipment, and reviewed all Equipment-related records reasonably requested from Seller by Buyer (and as to the condition of the Equipment is relying solely on such inspection and due diligence), has consulted as it considers appropriate with its advisors, and has reached its own independent evaluation of the Sale Transaction. In entering into this Agreement and closing the Sale Transaction, Buyer is relying only on such independent evaluation and has not relied on any representation or warranty of Seller other than any representation or warranty expressly made in this Agreement.

(iii)    As a material part of this agreement and the Service Agreement Buyer will not circumvent or go around Seller by renting or selling equipment directly or indirectly to Sellers’ customers known or unknown which may be disclosed as a result of the contemplated service agreement. Liabilities for circumvention shall be addressed further in the service agreement.

4.    Seller and Buyer Closing Conditions.

(a)    Seller’s obligation to sell the Equipment to Buyer under this Agreement shall be conditioned by the following: (i) Buyer’s representations and warranties contained herein shall be true in all material respects on the Closing Date; (ii) Buyer shall have fulfilled each of Buyer’s covenants contained herein on or before the Closing Date; (iii) following the execution hereof, there shall have been no change in applicable law on or before the Closing Date that would, in Seller’s reasonable judgment, make it illegal for Seller to fulfill Seller’s obligations under this Agreement; (iv) there shall have been no litigation or other proceeding commenced or threatened that would materially impair the ability of the Party affected or the Parties to carry out the transactions contemplated hereby; (v) Buyer shall have executed and delivered any other documents reasonably requested by Seller on or before the Closing Date to effect the Closing; and (vi) Buyer shall have paid the Price.

(b)    Buyer’s obligation to buy the Equipment from Seller under this Agreement shall be conditioned by the following: (i) Seller’s representations and warranties contained herein shall be true in all material respects on the Closing Date; (ii) Seller shall have fulfilled each of Seller’s covenants contained herein on or before the Closing Date; (iii) following the execution hereof, there shall have been no change in applicable law on or before the Closing Date that would, in Buyer’s reasonable judgment, make it illegal for Buyer to fulfill Buyer’s obligations under this Agreement; (iv) there shall have been no litigation or other proceeding commenced or threatened that would materially impair the ability of the Party affected or the Parties to carry out the transactions contemplated hereby; (v) Seller shall have executed and delivered the Bill of Sale; (vi) Seller shall have delivered Buyer evidence satisfactory to Buyer that (x) each secured lender to Seller shall have consented to the transactions contemplated by this Agreement, and (y) any and all liens or security interests in the Equipment of any secured lender to the Seller shall have been terminated and released in full; (vii) Seller shall have delivered Buyer evidence satisfactory to Buyer that any and all licenses available have been transferred, (viii) any access rights granted to Seller with respect to ingress and egress to Equipment on location shall be granted to Buyer as Seller’s subcontractor as it relates to equipment on location. In no event shall that right of egress or ingress be less than that of Seller; and (ix) Seller shall have executed and delivered any other documents reasonably requested by Buyer on or before the Closing Date to effect the Closing.

5.    SELLER’S DISCLAIMER. THE EQUIPMENT IS PURCHASED BY BUYER “AS IS, WHERE IS” AND WITH ALL FAULTS. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SECTION 3 HEREOF AND WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET OUT IN THE FIRST SENTENCE OF THIS SECTION 5, SELLER MAKES NO AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE EQUIPMENT, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY, (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR (c) WARRANTY AS TO THE EQUIPMENT’S QUALITY OF MATERIALS OR WORKMANSHIP OR FREEDOM FROM DEFECTS, LATENT OR OTHERWISE, OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF AS TO THIRD PARTIES, SELLER MAKES NO WARRANTY WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE AGAINST POTENTIAL INFRINGEMENT.. SELLER SHALL HAVE NO LIABILITY TO BUYER RELATING TO THE CONDITION OF THE EQUIPMENT AND BUYER SHALL BEAR ALL SUCH RISK. THE SOLE EXCEPTION SHALL BE A WAIVER OF INFRINGEMENT CLAIMS WHEN BUYER IS PROVIDING SERVICES TO SELLER PURSUANT TO THE SERVICE AGREEMENT OR OTHER MUTUALLY AGREEABLE CIRCUMSTANCE OR BUYER IS PROVIDING POWER GENERATION SERVICES TO A THEN VALID LICENSEE OF SELLER.

6.    Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for paying any expenses incurred by such Party for the drafting, negotiation, and performance of this Agreement, the Bill of Sale, and any other documents or instruments executed by the Parties to affect the Closing and carry out the Sale Transaction, including without limitation attorneys’ fees.

7.    Taxes. Buyer shall be solely responsible for paying all sales, use, transfer, or other taxes, fees, duties, or other charges imposed by any governmental authority in connection with this Agreement, the Bill of Sale, and any other documents or instruments executed by the Parties to affect the Closing and carry out the Sale Transaction.

8.    Seller and Buyer Indemnities.

(a)    Seller shall indemnify Buyer against and hold Buyer harmless from any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, other fees, and the costs of enforcing any right to indemnification under this Agreement and pursuing any insurance providers (collectively, “Losses”), that are incurred by Buyer and result from (i) the failure of any representation or warranty of Seller contained herein to be true in all material respects, (ii) the failure by Seller to perform any (A) covenant of Seller set forth in Error! Bookmark not defined.Error! Reference source not found. or (B) other written agreement with Buyer set forth herein., (iii) the failure by Seller to comply with applicable law, (iv) any action or inaction of Seller in connection with ownership or use of the Equipment by Seller prior to the Closing, (v) any grossly negligent or more culpable act or omission of Seller (including any reckless or willful misconduct) in connection with the Sale Transaction, or (vi) any third party claims of infringement that the Equipment, or use or ownership thereof by Buyer or Seller, infringes upon such third party’s intellectual property interests limited to electric powered hydraulic fracturing.

(i)    However, and in addition to the afore mentioned indemnities Seller hereby grants a limited, non-transferable, and non-exclusive license to use the equipment being sold to supply power only to Seller and/or Seller’s licensees. Licensee shall not be entitled to assign or otherwise transfer any of its rights under this Agreement even in the event that Licensee subsequently sells the equipment. Violation of this provision shall result in a termination of the limited license and be cause for immediate termination of the included Service Agreement.

(b)    Buyer shall indemnify Seller against and hold Seller harmless from any and all Losses that are incurred by Seller and result from (i) the failure of any representation or warranty of Buyer contained herein to be true in all material respects, (ii) the failure by Buyer to perform any (A) covenant of Buyer set forth in Error! Bookmark not defined.Error! Reference source not found. or (B) other agreement with Seller set forth herein or in any other document or instrument executed by Buyer in connection with the Sale Transaction, (iii) the failure by Buyer to comply with applicable law or (iv) any grossly negligent or more culpable act or omission of Buyer (including any reckless or willful misconduct) in connection with the Sale Transaction.

(c)    Payments by either Party under this Section 8 in respect of any Losses (i) are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the indemnified Party in respect of such Losses, less any related costs and expenses, and any tax benefit actually realized by the indemnified Party as a result of such Losses and (ii) must be increased by an amount equal to any tax imposed on the receipt of such indemnity payment.

(d)    A Party intending to make a request for indemnification from the other Party under this Section 8 shall give the indemnifying Party prompt written notice of the Losses which are the basis for such request and provide such information and documentation relating to any Losses as the indemnifying Party may reasonably request. The indemnified Party’s failure to provide such notice shall not relieve the indemnifying Party of any liability under this Section 8 except to the extent that the indemnifying Party is materially prejudiced by such failure. The Parties shall use reasonable efforts to cooperate in mitigating any Losses. The indemnifying Party may at its own expense participate in or assume the defense of any action or proceeding relating to a claim brought by a third party. Neither the indemnified nor the indemnifying Party may settle or compromise any claim for which the indemnified Party is seeking indemnification under this Section 8 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

9.    Confidentiality. The terms and conditions of this Agreement and the transactions contemplated hereby and all non-public, confidential, or proprietary information of Seller and Buyer, including, but not limited to, documents, data, or business operations, disclosed by a Party to the other Party, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement are confidential, solely for the purpose of this Agreement and the transactions contemplated hereby, and may not be disclosed or copied unless authorized by the other Party in writing. The parties shall be entitled to injunctive relief for any violation of this Section 9. This Section shall not apply to information that is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; or (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party. Notwithstanding the foregoing, the Parties may make such disclosures as are required by law or regulation and “need to know” disclosures by a Party to such Party’s employees, representatives, or agents.

10.    Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

11.    Survival. Subject to the limitations and other provisions of this Agreement, Section 10 and Section 11 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive the Closing, shall survive the Closing.

12.    Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the Parties at their respective address set forth below (or to such other address as the Parties may designate from time to time in accordance with this Section 12). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, electronic transmission, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Seller:	1360 Post Oak Blvd. Suite 1800, Houston, TX 77056

Attention: General Counsel bbellaire@uswellservices.com

Notice to Buyer:	15 S. Trade Center Blvd., Conroe, TX 77385

Attention: General Counsel mmcfarlane@pythonholdingsllc.com

13.    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to/the court may modify this Agreement to reflect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.    Amendments. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized representative of each Party.

15.    Waiver. No waiver by either Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

17.    Assignment. Neither Party shall assign, transfer, delegate, or subcontract any of such Party’s rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment, transfer, delegation, or subcontract in violation of this Section 18shall be null and void.

18.    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, Buyer may, without the consent of Seller, assign or transfer all or any of its rights, interests, and benefits under this Agreement as collateral security to any of Buyer’s lenders or financing sources, with the exception of the limited license granted to Buyer herein.

19.    No Third-Party Beneficiaries. This Agreement benefits solely the Parties and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other individual or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

20.    Choice of Law. This Agreement and all related documents, including all exhibits, schedules, attachments, and appendices attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Texas, United States of America , without giving effect to the conflict of law’s provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement (whether based on contract, tort or any other theory).

21.    Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than Southern District of Texas or, if such court does not have subject matter jurisdiction, the courts of the State of Texas sitting in Harris County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the Southern District of Texas or, if such court does not have subject matter jurisdiction, the courts of the State of Texas sitting in Harris County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

22.    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.    Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) telecommunication breakdowns,

The Impacted Party shall give notice promptly of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 30 consecutive days following written notice given by it under this Section 26, either Party may thereafter terminate this Agreement upon 14 days’ written notice.

24.    Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

25.    Further Assurances. Each Party shall, and shall cause its affiliates to, from time to time at the other Party’s request at the requesting Party’s expense furnish the other Party such further information or assurances; execute and deliver such additional documents and instruments; and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

U.S. Well Services, LLC

By	/s/ Kyle O’Neill
Name:	Kyle ONeill
Title:	Chief Financial Officer

Python Holdings, LLC

By	/s/ Jason Arcemont
Name:	Jason Arcemont
Title:	Managing Member

EXHIBIT B

[ATTACHED]

EXHIBIT C

FORM OF BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, U.S. Well Services, a Delaware Corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Python Holdings, LLC, a Texas limited liability company (“Buyer”), all of its right, title, and interest in and to the Equipment, as such term is defined in the Equipment Sale Agreement, dated as of September 30th, 2021 ,by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of October            , 2021.

U.S. Well Services

By
Name:
Title: